                                            Exhibit 99.1

FIRST SOLAR COMPLETES ACQUISITION OF NEXTLIGHT RENEWABLE POWER

TEMPE, Ariz., July 12, 2010  --First Solar, Inc. (Nasdaq: FSLR) today announced it has completed the acquisition of NextLight Renewable Power, LLC,  a solar development firm formed by the inaugural fund of Energy Capital Partners, a private equity firm focused on investing in North America’s energy infrastructure.

With the NextLight acquisition, First Solar now has power purchase agreements for 2.2 gigawatts of utility-scale solar projects in North America.  The transaction represents another strategic step in First Solar’s expansion in the U.S. utility-scale power market, which began in 2007 with the acquisition of Turner Renewable Energy and continued with the acquisitions of solar project pipelines from OptiSolar in 2009 and Edison Mission Group in 2010. NextLight’s team of project developers and other staff have joined First Solar.

The first project developed by NextLight that is expected to start construction by First Solar is the 290 megawatt Agua Caliente Solar Project in Yuma County, Arizona. The California Public Utilities Commission on June 3 approved the project’s power purchase agreement with Pacific Gas and Electric Company and the appeal period expired without challenge on July 7. Construction is expected to start this year.

First Solar acquired NextLight in an all-cash transaction valued at approximately $297 million, subject to finalization of the estimated closing date adjustments.

About First Solar, Inc.
First Solar manufactures solar modules with an advanced semiconductor technology and provides comprehensive photovoltaic (PV) system solutions. The company is delivering an economically viable alternative to fossil-fuel generation today. From raw material sourcing through end-of-life collection and recycling, First Solar is focused on creating cost-effective, renewable energy solutions that protect and enhance the environment. For more information about First Solar, please visit http://www.firstsolar.com.

For First Solar Investors:
This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Those statements involve a number of factors that could cause actual results to differ materially, including risks associated with the company's business involving the company's products, their development and distribution, economic and competitive factors and the company's key strategic relationships and other risks detailed in the company's filings with the Securities and Exchange Commission. Some important risks specific to the acquisition include the satisfaction of closing conditions for the acquisition and the possibility that the transaction may not be completed, and potential difficulties associated with integrating the acquired project businesses into First Solar's existing operations. First Solar assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

First Solar--Media Relations
Alan Bernheimer
602-414-9361
media@firstsolar.com

First Solar--Investor Relations
Larry Polizzotto
602-414-9315
investor@firstsolar.com

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